EXHIBIT 99.1

Compass Therapeutics Reports 2025 Financial Results and Provides Corporate Update

  In the Phase 2/3 COMPANION-002 study of tovecimig (DLL4 x VEGF-A bispecific antibody) in patients with biliary tract cancer, the prespecified event threshold of 80% overall survival (OS) events was reached in Q1 2026; as a result, the analyses of progression-free survival (PFS) and OS are expected to be reported in April.
  Based on previously reported responses in patients with triple-negative breast cancer (TNBC) and non-small cell lung cancer (NSCLC) in the Phase 1 study of CTX-8371 (PD-1 x PD-L1 bispecific antibody), expansion cohorts are now open and enrolling patients with these tumor types; based on an additional response in a patient with Hodgkin lymphoma, a further expansion cohort of patients with Hodgkin lymphoma will begin shortly.
  The IND application for CTX-10726 (PD-1 x VEGF-A bispecific antibody) received FDA clearance and the Phase 1 study will be open for enrollment in Q1.
  Bing Gong, PhD has been promoted to Chief Scientific Officer. Dr. Gong joined Compass in 2015 and has been instrumental in the expansion and advancement of the Compass discovery and development pipeline.
  $209 million in cash and marketable securities at year end 2025, which is expected to fund operations into 2028.

BOSTON, March 05, 2026 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today reported full 2025 financial results and provided a business update.

“2025 marked a year of significant progress for Compass, highlighted by our lead asset tovecimig successfully meeting the primary endpoint of overall response rate in the COMPANION-002 Phase 2/3 study in patients with biliary tract cancer. We are excited to report the results of the key secondary endpoints next month,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors. “The upcoming tovecimig PFS/OS data release could be transformational for the company, and we are looking forward to the new option it would bring for patients with biliary tract cancer.”

“Our novel PD-1 x PD-L1 checkpoint inhibitor, CTX-8371, also demonstrated strong clinical activity this past year, with three robust responses in patients with both solid tumors and hematologic malignancies, all observed in heavily pre-treated patients who received prior checkpoint inhibitor therapies. We also continued to advance our other clinical-stage assets, CTX-471 and CTX-10726.”

”2026 is poised to be a defining year for Compass,” Dr. Schuetz continued, “and we move forward with an expanded leadership team, welcoming Cyndi Sirard as CMO and Arjun Prasad as CCO, and promoting Bing Gong to CSO. Finally, our progress is bolstered by our strong financial position with $209 million of cash and marketable securities, providing runway into 2028.”

2025 Accomplishments and 2026 Pipeline Updates:

Tovecimig (DLL4 and VEGF-A bispecific antibody)

  The analyses of key secondary endpoints from the COMPANION-002 Phase 2/3 randomized study, including PFS and OS, are expected in April.
  The Phase 2 study of tovecimig in a broader set of patients with DLL4+ tumor types is expected to initiate mid-2026 following a comprehensive analysis of the complete data set from the COMPANION-002 trial.
  The investigator sponsored trial (IST) of tovecimig in combination with the current first-line, standard-of-care regimen of gemcitabine, cisplatin, and durvalumab in patients with BTC (NCT05506943) is ongoing.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  Cohort expansions for CTX-8371 are open for enrollment in patients with TNBC (n=28) and NSCLC (n=28) in the post-checkpoint inhibitor setting. TNBC and NSCLC were selected based on the deep and durable responses previously observed in these indications in the dose escalation portion of the study. Half of the patients with each tumor type will be dosed at 3.0 mg/kg and half will be dosed at 10.0 mg/kg. Initial data from these cohort expansions, as well as available data from the Phase 1 dose-escalation portion of the study, are expected to be presented at a major medical conference in the second quarter of 2026.
  Based on a previously reported response in a patient with Hodgkin lymphoma (HL), a third cohort (n=12) will be added to the expansion study in patients with HL, also at the 3.0 mg/kg and 10.0 mg/kg dose levels.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  The FDA cleared the IND submission for CTX-10726 in early 2026 and the Phase 1 study will be open for enrollment in Q1 with clinical data in the second half of the year.
  The Phase 1 multiple ascending dose-escalation study will include four doses (0.3, 1.0, 3.0, and 10.0 mg/kg) in a 3+3 format. The multi-center study will enroll patients with a prioritized set of solid tumor indications, including patients with locally advanced, unresectable or metastatic renal cell carcinoma, gastroesophageal cancer, hepatocellular carcinoma, and endometrial cancer, in whom standard of care therapies have failed.
  CTX-10726 is a tetravalent PD-1 x VEGF-A bispecific antibody discovered and engineered at Compass. CTX-10726 exhibits more potent PD-1 blockade compared with data reported for other drugs in the class and Compass believes it has a unique understanding of aspects of its mechanism of action that will guide development.

CTX-471 (CD137 or 4-1BB agonist antibody)

  Initiation of the Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) is expected in mid-2026.

Financial Results

Net loss for the year ended December 31, 2025, was $66.5 million or $0.42 per common share, compared to $49.4 million or $0.36 per common share for the same period in 2024.

Research and Development (R&D) Expenses

R&D expenses were $56.0 million for the year ended December 31, 2025, as compared to $42.3 million for the same period in 2024, an increase of $13.7 million or 32%. The increase was primarily attributable to an increase in manufacturing expenses related to tovecimig of $7.7 million and manufacturing expenses related to CTX-10726 of $5.9 million.

General and Administrative (G&A) Expenses

G&A expenses were $16.9 million for the year ended December 31, 2025, as compared to $15.1 million for the same period in 2024, an increase of $1.8 million or 12%. The increase was primarily driven by pre-commercialization expenses of $0.7 million and advisory fees of $0.5 million.

Cash Position

As of December 31, 2025, cash and marketable securities were $209 million as compared to $127 million as of December 31, 2024, an increase of $82 million, with an anticipated cash runway into 2028. During 2025, $49 million of net cash was used in operating activities, and this was offset by net proceeds from an underwritten public offering of $129 million.

About Compass Therapeutics
Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
License revenue	$—	$—	$—	$850

Operating expenses:
Research and development	13,674	13,034	55,969	42,342
General and administrative	4,316	3,537	16,870	15,133
Total operating loss	(17,990)	(16,571)	(72,839)	(56,625)
Other income	2,274	1,540	6,350	7,250
Net loss	$(15,716)	$(15,031)	$(66,489)	$(49,375)
Net loss per share - basic and diluted	$(0.09)	$(0.11)	$(0.42)	$(0.36)
Weighted average shares outstanding	184,844	137,742	157,695	137,384

Compass Therapeutics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except par value)

	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$30,643	$43,483
Marketable securities	178,263	83,239
Prepaid expenses and other current assets	913	6,029
Total current assets	209,819	132,751
Property and equipment, net	102	353
Operating lease, right-of-use ("ROU") asset	9,099	6,731
Restricted cash	568	568
Total assets	$219,588	$140,403
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,585	$2,249
Accrued expenses	11,383	6,287
Operating lease obligations, current portion	1,000	338
Total current liabilities	13,968	8,874
Operating lease obligations, net of current portion	8,829	6,296
Total liabilities	22,797	15,170
Total stockholders' equity	196,791	125,233
Total liabilities and stockholders' equity	$219,588	$140,403